FOR IMMEDIATE RELEASE

Contact: Matthew Jones
Chief Financial Officer
1845 Walnut Street
Philadelphia, PA 19103
(215) 546-5005
(215) 546-4785 (facsimile)

ATLAS AMERICA, INC.
REPORTS RECORD REVENUES, EBITDA AND EARNINGS PER SHARE
 FOR ITS FOURTH QUARTER AND YEAR ENDED SEPTEMBER 30, 2005

Philadelphia, PA - November 16, 2005 - Atlas America Inc. (NASDAQ: ATLS) (the “Company”) reported record net income of $9.1 million for its fourth fiscal quarter ended September 30, 2005 compared with $6.9 million for the prior year fourth quarter, an increase of $2.2 million or 32%. Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”), a non-GAAP measure, were a record $25.1 million for the fourth fiscal quarter 2005 compared with $16.6 million for the prior year fourth quarter, an increase of $8.5 million or 51%. The increase in net income and EBITDA between periods was principally related to higher product demand, increased natural gas production, and rising well drilling revenues and service fees driven by significantly higher drilling activity. Earnings per share, before a non-recurring charge of $0.5 million related to a write-down of a note receivable associated with the Company’s 1998 investment in an energy software concern, was a record $0.70 for the quarter ended September 30, 2005, an increase of $0.18 or 35% from the prior year comparable period. Earnings per share inclusive of the non-recurring charge were $0.68. Total revenues reached a record $155.2 million for the fourth fiscal quarter 2005, a 122% increase from the prior year quarter.

“Our fourth quarter results reflect increasing net contributions from all of our major operating segments,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Company. “Our record financial performance was driven by the continued development and expansion of our Appalachian acreage, with 162 wells drilled in the fourth quarter, a 42% increase from the comparable prior year period. Natural gas production of 22.7 million cubic feet per day for the fourth quarter, a 7% increase from the prior year, and strong product demand drove our revenues and EBITDA to record levels. Our drilling investment programs continue to benefit from robust investor interest with approximately $150 million raised in fiscal 2005, a 38% increase from the prior year. Our gathering and processing operations, which principally includes our interest in Atlas Pipeline Partners, L.P. (the “Partnership”), experienced significant growth resulting from contributions from our Mid-Continent acquisitions, increased asset productivity and favorable commodity demand. Fourth quarter 2005 cash distributions from the Partnership were $3.9 million, including $2.6 million of distributions associated with our General Partner interest, a 78% increase from the comparable prior year period. Overall, we are pleased with the performance of our assets and expect that they will continue to meet our rising expectations.”

Drilling & Fundraising

•
The number of wells drilled, net to both the Company’s interest and that of our sponsored drilling investment partnerships, was 162 for the three months ended September 30, 2005, an increase of 48 wells or 42% from the prior year comparable quarter. Overall, 615 wells were drilled for the year ended September 30, 2005, an increase of 37% from the prior year.

•
Fund raising from the Company’s investment drilling partnerships, which is utilized to finance well drilling, reached approximately $150 million in fiscal 2005, an increase of 38% from the prior fiscal year. The Company expects to raise approximately $200 million from investment drilling partnerships in fiscal 2006.

Acreage

•	Overall, the Company has approximately 461,000 net acres at September 30, 2005, an increase of 6% from the net acreage position at September 30, 2004.

•	Undeveloped acreage at September 30, 2005 was approximately 254,000 net acres, up approximately 8% from the net acreage position at September 30, 2004.

•	The Company has currently identified approximately 2,500 geologically favorable sites for additional well drilling, of which ---263 were reserved for drilling partnership funds raised in fiscal 2005.

•
The Company has expanded its drilling opportunities through a joint venture with Knox Energy, which has given it the opportunity to drill 300 sites on approximately 200,000 acres in the State of Tennessee through June of 2007.

Wells & Production

•	The Company has interests in approximately 6,400 wells at September 30, 2005, an increase of 11% from September 30, 2004, and operates 91% of these wells.

•	Natural gas production was 22.7 million cubic feet (“mmcf”) per day for the three months ended September 30, 2005, an increase of 1.5 mmcf or 7% from the prior year comparable quarter.

Gathering, Transmission and Processing

•
Gathering, transmission, and processing revenues, which principally include the results of the Partnership, increased to $98.0 million for the fourth fiscal quarter 2005, an increase of over 200% from the fourth fiscal quarter 2004.

•	Total transportation volumes were 366.5 mmcf per day for the fourth fiscal quarter 2005, an increase of 233% from the comparable prior year quarter.

•
Fourth fiscal quarter 2005 cash distributions received from the Partnership were $3.9 million, including $2.6 million of distributions associated with our General Partner interest, a 78% increase from the comparable prior year period.

Corporate and Other

•
General and administrative expenses, including amounts reimbursed to affiliates, increased to $5.6 million for the fourth fiscal quarter resulting from expenses associated with the growth in the Company’s drilling partnership fund raising programs, increases in audit and SOX expenses, costs associated with the acquired Mid-Continent operations, and expenses recognized in connection with the Partnership’s non-cash stock compensation.

•
Minority interest in the earnings of the Partnership increased to $3.8 million for the fourth fiscal quarter of 2005 due to the significant increase in earnings of the Partnership and its sale of 2.3 million additional limited partner interests in June 2005.

Interest Expense

•	Interest expense increased to $3.6 million for the fourth fiscal quarter 2005 due to borrowings under the Partnership’s credit facility to finance the Mid-Continent acquisitions.

Other Events

•
On November 7, 2005, the Company announced that it added to its hedge position through financial swap agreements for periods through December 2008 at average prices ranging from $14.53 per mcf of natural gas through March 2006 to $9.30 per mcf from April 2007 through December 2008. Overall, the Company has hedged 69% of its current production through March 2006 at an average price of $9.28 per mcf, 62% of its current production from April 2006 through March 2007 at an average price of $8.85 per mcf, and 28% of its current production from April 2007 through December 2008 at an average price of $9.10 per mcf.

•
On October 31, 2005, the Partnership acquired a subsidiary of OGE Energy Corporation which owns a 75% operating interest in NOARK Pipeline System, Limited Partnership ("NOARK"). NOARK's assets include a FERC-regulated interstate pipeline and an unregulated natural gas gathering system. Total consideration of $173.2 million, including $10.2 million for working capital adjustments, was funded through borrowings under the Partnership’s amended credit facility, which was increased to a borrowing capacity of $400 million.

Atlas America, Inc. is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns 100% of the general partner of Atlas Pipeline Partners, L.P. (NYSE:APL). APL owns and operates more than 4,600 miles of natural gas gathering pipelines in Oklahoma, Arkansas, Missouri, Texas, Pennsylvania, New York and Ohio and gas processing facilities in Oklahoma. For more information, please visit the company’s website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
CONSOLIDATED STATEMENTS OF INCOME AND BALANCE SHEET DATA
(in thousands, except unit and per unit amounts)
(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
REVENUES
Well drilling	$35,580	$22,303	$134,338	$86,880
Gas and oil production	18,830	13,554	63,499	48,526
Gathering, transmission and processing	97,992	31,730	266,837	36,252
Drilling management fee	285	—	285	―
Well services	2,532	2,224	9,552	8,430
Total revenues	155,219	69,811	474,511	180,088

COSTS AND EXPENSES
Well drilling	30,940	19,394	116,816	75,548
Gas and oil production and exploration	2,403	1,461	9,070	8,838
Gathering, transmission and processing	86,189	26,103	229,816	27,870
Well services	1,367	1,328	5,167	4,399
General and administrative	5,603	1,313	13,466	5,026
Compensation reimbursement - affiliate	―	―	602	1,050
Depreciation, depletion and amortization	7,736	4,463	24,895	14,700
Total costs and expenses	134,238	54,062	399,832	137,431

OPERATING INCOME	20,981	15,749	74,679	42,657

OTHER INCOME (EXPENSE)
Interest	(3,574)	(1,461)	(11,467)	(2,881)
Gain (loss) on arbitration settlement	(9)	(2,987)	4,290	(2,987)
Minority interest	(3,806)	(773)	(14,773)	(4,961)
Other - net	152	159	229	768
	(7,237)	(5,062)	(21,721)	(10,061)

Income before income taxes	13,744	10,687	52,958	32,596
Provision for income taxes	4,656	3,741	20,018	11,409
Net income	$9,088	$6,946	$32,940	$21,187

Net income per common share - basic:
Net income per common share	$.68	$.52	$2.47	$1.81
Weighted average common shares outstanding	13,344	13,333	13,334	11,683

Net income per common share - diluted:
Net income per common share	$.68	$.52	$2.46	$1.81
Weighted average common shares	13,450	13,338	13,366	11,684

	September 30,
BALANCE SHEET DATA:	2005	2004
Cash and cash equivalents	$18,281	$29,192
Property and equipment, net	505,967	313,091
Total assets	759,711	423,709
Total debt	191,727	85,640
Total stockholders’ equity	120,351	91,003

ATLAS AMERICA, INC.
FINANCIAL INFORMATION

	Three Months Ended		Year Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands)
Reconciliation of net income to EBITDA(1):
Net income	$9,088	$6,946	$32,940	$21,187
Plus:
Interest expense	3,574	1,461	11,467	2,881
Provision for income taxes	4,656	3,741	20,018	11,409
Depreciation, depletion and amortization	7,736	4,463	24,895	14,700
EBITDA	$25,054	$16,611	$89,320	$50,177
_____________________________________________________________
(1) EBITDA is a non-GAAP financial measure under the rules of the Securities and Exchange Commission (“SEC”). Management of Company believes that EBITDA provides additional information with respect to the Company’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity’s performance relative to its peers. It is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company’s financial covenants under its credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

	Three Months Ended		Year Ended
	September 30,		September 30,
	2005	2004	2005	2004
Production revenues (in thousands):
Gas (1)	$16,460	$11,743	$55,376	$42,532
Oil	$2,344	$1,763	$8,039	$5,947

Production volume:
Gas (mcf/day) (1) (2)	22,724	21,157	20,892	19,905
Oil (bbls/day) (2)	415	498	433	495
Total (mcfe/day) (2)	25,214	24,145	23,490	22,875

Average sales prices:
Gas (per mcf)	$7.87	$6.03	$7.26	$5.84
Oil (per bbl)	$61.37	$38.52	$50.91	$32.85

Production costs (3):
As a percent of production revenues	12%	15%	13%	15%
Per mcf equivalent unit	$0.97	$0.92	$0.95	$0.87

Depletion per equivalent mcfe	$1.65	$1.36	$1.42	$1.22
__________________________________________
(1)	Excludes sales of residual gas and sales to landowners.
(2)
Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, gathering charges and production overhead.

(3)	“Mcf” means thousand cubic feet; “mcfe” means thousand cubic feet equivalent and “bbls” means barrels. Bbls are converted to mcfe using the ratio of six mcfs to one bbl.